Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY AMENDS PI3K-DELTA, GAMMA AGREEMENT WITH MILLENNIUM

Cambridge, MA – August 4, 2014 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that the company has purchased an option to buy out all future potential royalty payments due to Millennium: The Takeda Oncology Company for sales in oncology of IPI-145, Infinity’s oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma.

In exchange for a one-time, upfront payment of $5.0 million, Infinity receives an option to terminate its obligation to pay Millennium future royalties related to the sale of IPI-145 in oncology. Infinity may exercise this option by providing written notice and payment to Millennium of a one-time exercise fee of $52.5 million on or before March 31, 2015. Exercise of the option does not affect any other obligation under the Development and License Agreement, including Infinity’s obligation to pay royalties on sales of IPI-145 outside of oncology. If Infinity does not exercise the option, its royalty obligations with respect to IPI-145 in oncology will remain in effect.

Assuming exercise of the option, Infinity’s obligation to pay Millennium tiered royalties, ranging from seven percent to 11 percent, on worldwide net sales of Infinity’s first two distinct PI3K product candidates will exclude worldwide net sales of IPI-145 in oncology. Infinity will remain obligated to pay milestones to Millennium for Infinity’s first two distinct PI3K product candidates that gain approval, including IPI-145. The remaining milestones comprise up to a total of $220 million in success-based regulatory milestones, up to a total of $230 million in commercial milestones which are due once certain sales thresholds have been met, and up to a total of $5 million in development milestones.

About the Development of IPI-145 for the Treatment of Blood Cancers

Infinity is developing IPI-145, an oral inhibitor of Class I PI3K-delta,gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity. The PI3K-delta,gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies as well as inflammatory diseases.

In 2013, Infinity launched the DUETTSTM program, a worldwide investigation of IPI-145 in blood cancers. As part of the DUETTS program, patient enrollment is ongoing in DYNAMOTM, a Phase 2 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with refractory indolent non-Hodgkin lymphoma (iNHL) (ClinicalTrials.gov Identifier NCT01882803), and DUOTM, a Phase 3 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) (NCT02004522). DYNAMO+RTM, a Phase 3 study of IPI-145 in combination with rituximab in relapsed iNHL (NCT02204982), is expected to start in 2014.

Additionally, a Phase 1 study of IPI-145 in patients with advanced blood cancers is ongoing (NCT01476657).

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about the therapeutic and commercial potential of IPI-145 and the company’s expectations and timelines for the future development of IPI-145. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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